Exhibit 10.27

[LETTERHEAD]

January 19, 2000

Mr. Steve DesChamps

8381 Las Lagunas Lane

Las Vegas, Nevada 89129

Dear Steve:

On behalf of Alliance Gaming, I am pleased to offer you the position of Chief Accounting Officer with our Alliance Gaming Corporation. This offer is effective February 4, 2000, or sooner if possible, at a monthly rate of $13,750, which equates to $165,000.00 annually. This offer is contingent upon completion of an Alliance Gaming employment application, providing proof of your eligibility to work in the United States, compliance with our drug testing policy and an acceptable background investigation.

Alliance Gaming Corporation offers a full suite of quality employee benefits including medical, dental, vision, and additional life insurance. Participation in these plans is optional and you share a portion of the expense. Life insurance equal to your annual salary and short- and long-term disability coverage is completely company-paid. Eligibility for these benefits commences on the first of the month following your date of hire. Enrollment is done through Human Resources. Our administrator will provide a full description of these benefits to you during your orientation.

Because of your past employment, you will also be eligible to enroll in our 401(k) Savings Plan immediately. A full description of the benefits will also be provided to you from our benefits administrator.

This offer does not constitute a contract of employment for a specified period of time, but only specifies conditions, that apply at the time of hire. In addition, at all times during your employment with Alliance Gaming Corporation, you will be considered an employee at will, unless such status is modified in writing.

In addition, we will pay your COBRA rates until you are eligible for insurance, if necessary. You will receive a “sign on bonus” of $20,000.00 when you begin work.

If in the event that your employment is terminated without cause, Alliance Gaming Corporation will pay your salary for 6 months as a severance benefit.

If this offer is acceptable to you, please sign the original letter in the designated area and return it to me by Friday, January 28, 2000.

Steve, we look forward to welcoming you back to our Company. We are confident that our relationship will be a mutually rewarding one. If you have any questions, please feel free to contact me at (702) 896-7724.

Sincerely,

/s/ LeVerne W. Tate
LeVerne W. Tate
Corporate Vice President,
Human Resources

/s/ Steve DesChamps	1/20/00
Steve DesChamps	Date